Exhibit 99.3

Virgin Media Announces the Expiration of Consent Solicitations Relating to Certain Outstanding Notes

LONDON, February 15, 2013 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the expiration of the consent solicitations by its subsidiaries Virgin Media Finance PLC (“VMF”) and Virgin Media Secured Finance PLC (“VMSF”) in accordance with the terms of the consent solicitation statements distributed on February 6, 2013, relating to VMF’s dollar denominated 8.375% senior notes due 2019 and sterling denominated 8.875% senior notes due 2019 (collectively, the “2019 Notes”) and VMSF’s dollar denominated 6.50% senior secured notes due 2018 and sterling denominated 7.00% senior secured notes due 2018 (collectively, the “2018 Notes”) and dollar denominated 5.25% senior secured notes due 2021 and sterling denominated 5.50% senior secured notes due 2021 (collectively, the “2021 Notes”).

As previously announced, VMF and VMSF have received the consents of the holders of at least a majority in principal amount of the then outstanding 2018 Notes and 2019 Notes to approve amendments (the “Proposed Amendments”) and waive (the “Proposed Waivers”) certain provisions of the indentures governing the 2018 Notes and 2019 Notes.  As of 5:00 pm New York time on February 14, 2013 (the “Expiration Time”) the requisite level of consents for the 2021 Notes had not been received and the consent solicitation related thereto expired and will not be extended.

The Proposed Amendments are effective for each of the 2018 Notes and the 2019 Notes but will be operative only upon the successful conclusion of the planned merger with Liberty Global Inc.  VMF and VMSF will make a cash payment of $5.00 per $1,000 in aggregate principal amount of dollar denominated notes held by each holder of the 2018 Notes and 2019 Notes and £5.00 per £1,000 in aggregate principal amount of sterling denominated notes held by each holder of the 2018 Notes and 2019 Notes who has validly delivered their consent prior to the Expiration Time.

The cash payment will be made in two installments, the first being 25% of the cash payment, which represents payments for the Proposed Waivers, and the second being 75% of the cash payment, which represents payment for the Proposed Amendments. Payments related to the Proposed Waivers were made on February 15, 2013. Payments related to the Proposed Amendments will be made on or promptly after the consummation of the merger.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security.

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 7, 2013. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk